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                                                                       Exhibit 3


                                                               November 15, 1996



Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Smith Barney Inc.
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

Dear Sirs and Mesdames:

         The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the "UNDERWRITING AGREEMENT") with ProSource, Inc., a Delaware corporation (the "COMPANY") providing for the public offering (the "PUBLIC OFFERING") by the several Underwriters, including yourselves, of 3,400,000 shares (the "SHARES") of Class A Common Stock, par value $.01 per share of the Company (collectively with the Class B Common Stock, par value $.01 per share of the Company, the "COMMON STOCK").

         To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Public Offering (the "PROSPECTUS"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or





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indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by the undersigned or are hereafter acquired), (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) cause or permit any of its affiliates to do any of the foregoing. The foregoing sentence shall not apply to the sale of any Shares to the Underwriters pursuant to the Underwriting Agreement or to any Permitted Transferee (as defined below). In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. "PERMITTED TRANSFEREE" shall mean (i) any pledgee of Common Stock as security for indebtedness existing on the date hereof incurred in connection with financing the purchase of such Common Stock, and any pledgee of such Common Stock in connection with any refinancing of such indebtedness and (ii) any entity controlling, controlled by or under common control with Onex Corporation provided that such entity agrees to be bound by the terms of this agreement.

         Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an





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Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.


                          Very truly yours,

                          ONEX CORPORATION



                          By: /s/ Ewout R. Heersink
                              --------------------------------------
                              Name:  Ewout R. Heersink
                              Title: Vice President & Chief
                                     Financial Officer


                          By:  /s/ Anthony R. Melman
                               ------------------------------------
                               Name:  Anthony R. Melman
                               Title:    Vice President



Accepted as of the date first set forth above:

MORGAN STANLEY & CO. INCORPORATED



By: /s/ Kent P. Hitchcock
   --------------------------------------------
    Name:   Kent P. Hitchcock
    Title:  Vice President






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